EXHIBIT 99.1


                        SUPERCONDUCTIVE COMPONENTS, INC.
          Makers of High Performance Ceramics for Research and Industry

                                                                December 8, 2003

Dear Series B Non-Voting Stock Shareholder:

The Company's financial results during 2003 have been impacted by sluggish conditions in the economy, especially the manufacturing sector. This contributed to a decline of nearly 20% in total revenues for the first nine months of this year compared to the same period a year ago. As a result, our net loss for the 2003 year-to-date period is $307,815 through September 30, 2003.

The Board of Directors has determined that there is insufficient cash available for distribution of the Series B Non-Voting Stock cash dividend, which is payable in December 2003. In accordance with the FOURTH article, Section (G), part (2) of the Company's Second Amended and Restated Articles of Incorporation, such dividends are cumulative and shall accrue until paid.

On June 30, 2003 the Company completed a $600,000 financing transaction, which was funded by members of the Funk and Peitz families as well as Windcom Investments. Approximately $100,000 of that amount was used to repay the Company's credit line and approximately $200,000 was used to fund operations during the second half of 2003. The remaining $300,000 is specifically designated for the Company's planned move in the first quarter of 2004.

During the past three months the Company has received two grant awards. The first one is a U.S. Department of Energy Phase II SBIR grant for approximately $518,000 to determine the feasibility of producing cost effective superconductive wire. This grant is expected to continue through June 2005. The second grant is from the State of Ohio's Third Frontier Action Fund to scale-up manufacturing processes to produce materials to be used in lithium thin-film batteries. The Company's portion of the award is approximately $600,000, which will be used to purchase manufacturing equipment. The Company will receive funds as work is completed on specific portions of these grants, but they are not available for general working capital purposes.

While the year 2003 has been particularly challenging, we are encouraged by recent indications of initial improvement in our business. Orders for our core business are slightly improved compared to earlier this year and there are increased signs that the lithium thin film market will begin to take shape in 2004. The Company is supplying key customers in this emerging market.

We are working diligently to improve our performance and appreciate your continued support.

Sincerely,

/s/ Daniel Rooney

Daniel Rooney
Chairman, President and Chief Executive Officer


                1145 CHESAPEAKE AVE o COLUMBUS, OHIO o 43212 USA
                     PHONE: 614/486-0261 o FAX: 614/486-0912
                       EMAIL SALES@SUPERCONDUCTIVECOMP.COM
                       HTTP://WWW.SUPERCONDUCTIVECOMP.COM